EXHIBIT 99
UNITED COMMUNITY FINANCIAL CORP.
275 Federal Plaza West
Youngstown, Ohio 44503-1203
FOR IMMEDIATE RELEASE
Contact:
Patrick A. Kelly
Chief Financial Officer
(330) 742-0500, Ext. 2592
United Community Financial Corp. Announces Record Earnings for 2005
YOUNGSTOWN, Ohio (January 25, 2006) – United Community Financial Corp. (Company) (Nasdaq: UCFC), holding company of The Home Savings and Loan Co. (Home Savings) and Butler Wick Corp. (Butler Wick), today reported net income of $23.2 million, or $0.80 per diluted share, for the twelve months ended December 31, 2005, compared to $17.9 million, or $0.60 per diluted share, for the twelve months ended December 31, 2004, a $5.3 million increase. Annualized return on average equity for the year ended December 31, 2005 was 8.89% compared to 7.01% in 2004.
Net income for the quarter ended December 31, 2005, was $5.4 million, or $0.19 per diluted share, compared to $7.2 million, or $0.24 per diluted share, for the quarter ended December 31, 2004. Annualized return on average equity for the fourth quarter of 2005 was 8.12% versus 11.49% for the same period in 2004.
Chairman and Chief Executive Officer Douglas M. McKay commented, “We are very pleased with our level of performance for the year, with net income reaching a record high of $23.2 million. In challenging market and interest rate environments, we maintained our disciplined focus on loan and deposit growth, and as those challenges extend into 2006, we will continue to concentrate on operating performance and outstanding service to our customers. We are starting the new year with a sense of optimism and confidence.”
Fourth Quarter Results
Net interest income for the fourth quarter of 2005 increased $2.2 million, to $20.6 million, compared to $18.4 million in the fourth quarter of 2004, primarily due to an increase of $7.6 million in interest earned on net loans. Interest earned on other interest-earning assets such as securities and margin accounts also contributed to the increase. These increases were offset partially by increases in interest expense on deposits of $3.3 million and Federal Home Loan Bank advances of $1.7 million.
The average balance of net loans continued to rise with an increase of $288.6 million in the fourth quarter of 2005, compared to the fourth quarter of 2004. As a result of this increase,

interest income increased $7.6 million. Interest expense on deposits increased as customers continued to take advantage of higher interest rates paid on certificates of deposit as compared to traditional savings and money market accounts. Interest expense on Federal Home Loan Bank advances increased as interest rates continued their upward trend coupled with a greater level of outstanding advances, which were used to fund loan growth. Net interest margin in the fourth quarter of 2005 was 3.48% compared to 3.47% in the fourth quarter of 2004. Active management of both assets through the loan mix and core deposit pricing enabled the Company to achieve these results despite a significantly flatter yield curve than existed a year ago.
The provision for loan losses was $1.3 million for the fourth quarter of 2005, compared to a credit of $1.7 million for the fourth quarter of 2004. The $1.7 million credit in the fourth quarter of 2004 was a result of an evaluation of the level of collateral securing delinquent one-to four-family residential mortgage loans. This evaluation lowered the provision required for delinquent one-to four-family residential mortgage loans. Additionally in the fourth quarter of 2004, specific reserves assigned to certain commercial loans were deemed to be no longer necessary because of improved credit quality and adequate collateral coverage. The provision for loan losses is monitored closely by management and adjusted regularly for such factors as delinquency rates, collateral securing loans and the overall economic environment in which the Company does business.
Total non-interest income increased $889,000 to $9.3 million for the three months ended December 31, 2005, compared to $8.4 million for the same period in 2004. Losses recognized in the fourth quarter of 2004 included an other-than-temporary impairment charge of $1.4 million taken by Home Savings to write down a Fannie Mae security to its approximate market value.
Non-interest expense increased $2.6 million largely due to an increase in employee compensation and benefits of $2.4 million. The increase is attributable to increased performance incentives as a result of record earnings, greater commission expenses, rising healthcare costs and increased personnel.
The provision for income tax for the fourth quarter of 2005 was $2.8 million compared to $3.5 million for the same quarter in 2004, due to lower pre-tax income for the quarter.
Year-to-date Results
Net interest income for the year ended December 31, 2005, grew by $5.7 million, or 7.8% over the year ended December 31, 2004. The change is due largely to an increase of $21.3 million in interest earned on loans offset by increases in interest expense on deposits of $9.6 million and interest expense on Federal Home Loan Bank advances of $6.1 million. The increase of $21.3 million in interest earned on loans is substantially due to growth in the amount of outstanding loans, which accounted for additional interest earned of $15.5 million. The remaining $5.8 million of the total increase in interest earned on loans is a result of higher rates.
The Company’s net interest margin for 2005 was 3.47%, which represents a decrease of 13 basis points compared to 2004. Much of this compression resulted from the flattening of the yield curve and the narrowing of spreads. Management was pleased that the compression was so limited given the strong balance sheet growth in this interest rate environment. Again, efforts to monitor and change the composition of the loan portfolio and deposit pricing throughout the year played an important role in management’s efforts to counteract the effects of the flatter yield curve.
The provision for loan losses decreased $6.3 million, or 67.7% for the twelve months ended December 31, 2005 compared to the twelve months ended December 31, 2004. As previously reported, additional provisions for loan losses were recorded in the third quarter of 2004 due to identified credit issues concerning a boat dealer and customers of that dealer. Similar amounts were not required in 2005.
Non-interest income increased $2.2 million for the twelve months of 2005 compared to the twelve months of 2004. The increase is primarily due to higher brokerage commissions received in 2005 and increased service fees earned by Home Savings and Butler Wick. These increases were offset partially by a decline in gains on loans sold.
Non-interest expenses rose $6.1 million during the year ended December 31, 2005, compared to the same period in 2004 primarily as a result of employee compensation and benefits increasing $5.7 million. The increase is attributable to increased performance incentives as a result of record earnings, greater commission expenses, rising healthcare costs and increased personnel. Other expenses also increased consisting, in part, of legal and audit fees. These increases were offset partially by a decrease in advertising expense of $283,000.
The change in the provision for income taxes is a result of changes in pre-tax income reported by the Company. During the year ended December 31, 2005, the Company recorded an $11.9 million provision for income taxes. This is an increase of $2.8 million over the year ended December 31, 2004 as a result of higher pre-tax income earned in 2005 compared to 2004. The effective tax rate at December 31, 2005 was 33.9% compared to 33.8% at December 31, 2004.
United Community’s return on average assets and return on average equity improved to 0.96% and 8.89%, respectively, for the year ended December 31, 2005. The returns on average assets and average equity were 0.83% and 7.01%, respectively, for the year ended December 31, 2004.
Financial Condition
Total assets increased $241.1 million to $2.5 billion at December 31, 2005, from $2.3 billion at December 31, 2004. This increase primarily was due to an increase in net loans of $281.5 million and an increase of $3.0 million in premises and equipment. Partially offsetting this growth was a decline in securities of $18.0 million and a decrease in loans held for sale of $30.0 million.
During 2005, growth aggregating $281.5 million occurred in all loan categories, net of allowance for loan losses. Real estate loans increased $85.3 million, construction loans increased $107.9 million, consumer loans increased $55.9 million and commercial loans increased $32.5 million. The allowance for loan losses was $15.7 million at December 31, 2005 compared to $15.9 million at December 31, 2004. Management estimates the allowance required based on an analysis using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations, estimated collateral values, general economic conditions in the market area and other factors. The allowance for loan losses as a percentage of total loans was 0.74% at December 31, 2005, compared to 0.87% at December 31, 2004.
Other assets, which include premises and equipment, accrued interest receivable and margin accounts, increased $8.3 million. Premises and equipment increased $3.0 million primarily due to the construction and relocation of two Home Savings branches. Accrued interest on loans and other investments increased $2.6 million.
In order to fund the growth in the loan portfolio, the Company recognized an increase in total liabilities of $228.7 million. Approximately 64.3% of this increase, or $146.9 million, was in interest-bearing deposits. The remaining growth was due mostly to an increase in Federal Home Loan Bank advances of $52.2 million.
Shareholder’s equity increased $12.4 million, or 4.9%, by year end 2005. The increase largely was attributable to increased earnings for the year offset by dividend payments made to shareholders during the preceding twelve months and the continued repurchase of Company shares during the year. Book value per share and tangible book value per share as of December 31, 2005, were $8.52 and $7.37, respectively. For the period ending December 31, 2004, book value per share and tangible book value per share were $8.09 and $6.92, respectively.
Home Savings and Butler Wick are wholly owned subsidiaries of the Company. Home Savings operates 37 full service banking offices and 6 loan production offices located throughout Ohio and Western Pennsylvania. Butler Wick has 22 offices providing full service retail brokerage, capital markets and trust services throughout Northern Ohio and Western Pennsylvania. Additional information on the Company, Home Savings and Butler Wick may be found on the Company’s web site: www.ucfconline.com.
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When used in this press release the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in Home Savings’ market area, demand for investments in Butler Wick’s market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.
The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

UNITED COMMUNITY FINANCIAL CORP.

	As of	As of
	December 31, 2005	December 31, 2004
	(Dollars in thousands, except per share data)
SELECTED FINANCIAL CONDITION DATA (UNAUDITED):

ASSETS
Cash and cash equivalents	$37,545	$40,281
Securities	212,682	230,720
Federal Home Loan Bank stock, at cost	24,006	22,842
Loans held for sale	29,109	59,099
Loans:
Real estate	1,232,318	1,147,261
Construction	456,346	348,423
Consumer	323,515	267,646
Commercial	100,977	68,523
Allowance for loan losses	(15,723)	(15,877)

Net loans	2,097,433	1,815,976
Real estate owned and other repossessed assets	2,514	1,682
Goodwill	33,593	33,593
Core deposit intangible	2,118	2,887
Cash surrender value of life insurance	22,260	21,406
Other assets	67,590	59,302

Total assets	$2,528,850	$2,287,788

LIABILITIES
Deposits:
Interest-bearing	$1,584,926	$1,437,987
Noninterest-bearing	96,918	84,965
Federal Home Loan Bank advances	475,549	423,355
Repurchase agreements and other	75,214	60,148
Other liabilities	31,508	28,981

Total liabilities	2,264,115	2,035,436

SHAREHOLDERS’ EQUITY
Preferred stock-no par value; 1,000,000 shares authorized and unissued at December 31, 2005	—	—
Common stock-no par value; 499,000,000 shares authorized; 37,804,457 issued	143,896	142,337
Retained earnings	207,120	193,690
Accumulated other comprehensive income	(1,845)	1,063
Unearned compensation	(13,108)	(14,930)
Treasury stock, at cost; 6,742,345 and 6,602,477 shares, respectively	(71,328)	(69,808)

Total shareholders’ equity	264,735	252,352

Total liabilities and shareholders’ equity	$2,528,850	$2,287,788

Book value per share	$8.52	$8.09
Tangible book value per share	$7.37	$6.92

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(Dollars in thousands, except per share data)
SELECTED EARNINGS DATA (UNAUDITED):

Interest income	$37,330	$29,741	$136,052	$113,441
Interest expense	16,723	11,326	57,296	40,378

Net interest income	20,607	18,415	78,756	73,063

Provision for loan losses	1,275	(1,684)	3,028	9,370
Noninterest income:
Brokerage commissions	4,510	4,641	18,508	17,189
Service fees and other charges	3,216	3,138	12,471	11,780
Underwriting and investment banking	115	227	876	1,029
Net gains (losses):
Securities	80	(1,045)	463	1
Loans sold	574	696	2,250	3,192
Other	(162)	(21)	(22)	(43)
Other income:	990	798	3,714	2,961

Total noninterest income	9,323	8,434	38,260	36,109

Noninterest expense:
Salaries and employee benefits	13,426	11,028	51,301	46,074
Occupancy	1,087	999	4,115	3,757
Equipment and data processing	2,207	2,275	9,067	9,086
Amortization of core deposit intangible	255	200	770	900
Other noninterest expense	3,413	3,330	13,628	13,017

Total noninterest expense	20,388	17,832	78,881	72,834

Income before taxes	8,267	10,701	35,107	26,968
Income taxes	2,840	3,505	11,910	9,103

Net income	$5,427	$7,196	$23,197	$17,865

Basic earnings per share	$0.19	$0.25	$0.81	$0.61
Diluted earnings per share	$0.19	$0.24	$0.80	$0.60
Dividends paid per share	$0.0825	$0.075	$0.33	$0.30

	Three Months Ended	Three Months Ended	Three Months Ended
	December 31,	September 30,	June 30,
	2005	2005	2005
	(Dollars and share data in thousands)
AVERAGE DAILY BALANCE OF SELECTED FINANCIAL CONDITION DATA (UNAUDITED):

Net loans (including allowance for loan losses of $15,723, $15,284 and $15,116, respectively)	$2,076,737	$2,032,602	$1,951,085
Loans held for sale	34,445	29,980	23,435
Securities	210,703	199,744	230,663
Margin accounts	16,394	15,486	15,432
Other interest-earning assets	28,388	27,019	26,524
Total interest-earning assets	2,366,667	2,304,831	2,247,139
Total assets	2,502,945	2,436,612	2,387,943
Certificates of deposit	1,036,628	966,216	904,932
Interest-bearing checking, demand and savings accounts	518,547	541,398	571,569
Other interest-bearing liabilities	547,758	540,114	525,317
Total interest-bearing liabilities	2,102,933	2,047,728	2,001,818
Noninterest-bearing deposits	92,833	91,393	88,308
Total noninterest-bearing liabilities	132,723	126,817	128,425
Total liabilities	2,235,656	2,174,545	2,130,243
Shareholders’ equity	267,289	262,067	257,700
Common shares outstanding for basic EPS calculation	28,867	28,774	28,779
Common shares outstanding for diluted EPS calculation	29,239	29,117	29,100

SUPPLEMENTAL LOAN DATA:

Loans originated	$297,898	$379,658	$377,147
Loans purchased	99,593	119,095	83,127
Loans sold	65,410	70,394	48,947
Loan chargeoffs	1,109	606	1,608
Recoveries on loans	273	72	533

	As of	As of	As of
	December 31,	September 30,	June 30,
	2005	2005	2005
	(Dollars in thousands)
SUPPLEMENTAL DATA:

Nonaccrual loans	$24,364	$24,133	$25,003
Restructured loans	825	1,257	1,204
Real estate owned and other repossessed assets	2,514	3,522	3,133
Total nonperforming assets	28,181	29,193	30,341
Mortgage loans serviced for others	816,024	724,429	692,530
Securities trading, at fair value	10,812	17,135	37,899
Securities available for sale, at fair value	201,870	172,340	180,297
Federal Home Loan Bank stock, at cost	24,006	23,663	23,376

Number of full time equivalent employees	824	799	819

REGULATORY CAPITAL DATA:

Tier 1 leverage ratio	8.36%	8.53%	8.46%
Tier 1 risk-based capital ratio	10.08%	10.16%	10.04%
Total risk-based capital ratio	10.86%	10.94%	10.83%